CONFIDENTIAL
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT, dated as of November 3, 2020 (this “Agreement”), is entered into by and between Third Point Reinsurance Limited, a Bermuda exempted company limited by shares (the “Company”), and Ming Zhang (the “Executive”).
WHEREAS, the Company desires to enlist the services and employment of the Executive on behalf of the Company as Chief Investment Officer, and the Executive is willing to render such services on the terms and conditions set forth herein; and
WHEREAS, following the closing of the merger (“Merger”) contemplated by that certain Agreement and Plan of Merger, dated as of August 6, 2020, among Sirius International Insurance Group, Ltd., the Company and Yoga Merger Sub Limited, the Company will be renamed SiriusPoint, Ltd., and (i) references to the “Company” set forth herein shall mean SiriusPoint, Ltd., and (ii) references to the “Company Group” in Section 7 hereof shall mean SiriusPoint, Ltd. and its subsidiaries.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
1.Employment Term. Except for earlier termination as provided for in Section 5 hereof, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company subject to the terms and provisions of this Agreement, for the period commencing on November 23, 2020 (the “Effective Date”) and ending on the third anniversary of such date (the “Employment Term”); provided that on the third anniversary of the Effective Date, and on each anniversary of the Effective Date thereafter, the Employment Term shall be extended for an additional year, unless either the Executive or the Company shall have given notice at least 90 days prior to such anniversary not to extend the Employment Term (“Non-Renewal Notice”).
2.Extent of Employment.
(a)Duties. During the Employment Term, the Executive shall serve as the Chief Investment Officer of the Company. In his capacity as Chief Investment Officer, the Executive shall perform such duties, services, and responsibilities on behalf of the Company consistent with such position as may be reasonably assigned to the Executive from time to time. In performing such duties hereunder, the Executive shall report to (i) prior to the closing of the Merger, the Chairman of the Board of Directors of the Company (the “Board”), and (ii) following the closing of the Merger, the Chairman and Chief Executive Officer of the Company; provided that, such reporting line may change at any time in the sole discretion of the Chairman and Chief Executive Officer, and in such case, the Executive shall not have Good Reason to terminate his employment hereunder; provided, further, that, (x) any change to such reporting line shall not materially diminish the Executive’s title, duties, authorities and status, (y) the Chairman and Chief Executive Officer shall be Sid Sankaran at the time any change to the reporting line is effected and (z) the Executive’s reporting line shall not be changed within twelve

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(12) months prior to or twenty-four (24) months following a Change in Control (as defined in the Company’s equity incentive plan in effect from time to time).
(b)Exclusivity. During the Employment Term, except as provided in the next following sentence, the Executive shall devote his full business time, attention, and skill to the performance of such duties, services, and responsibilities, and shall use his best efforts to promote the interests of the Company, and the Executive shall not engage in any other business activity without the approval of the Board. Notwithstanding the preceding sentence, the Executive shall be permitted to (i) manage his personal investments and (ii) engage in such other activities as are permitted by the Board from time to time, in the case of each of (i) and (ii), so long as such activities neither (x) interfere with the performance of his duties hereunder nor (y) violate Section 7 hereof.
(c)Place of Employment. During the Employment Term, the Executive shall perform his services hereunder in, and shall be headquartered at, the principal offices of the Company in New York, New York, except for business travel to Bermuda and other locations related to business and activities of the Company.
3.Compensation and Benefits.
(a)Base Salary. During the Employment Term, in full consideration of the performance by the Executive of the Executive’s obligations hereunder (including any services as an officer, director, employee, or member of any committee of any affiliate of the Company, or otherwise on behalf of the Company), the Executive shall receive from the Company a base salary (the “Base Salary”) at an annual rate of $425,000 per year, payable in accordance with the normal payroll practices of the Company then in effect.
(b)Annual Bonus. During the Employment Term, the Executive shall also be eligible to receive, in respect of each calendar year during which the Employment Term is in effect, a performance-based cash bonus (the “Annual Bonus”) with a target annual incentive opportunity equal to 65% of the Executive’s Base Salary. For the 2020 calendar year, the Annual Bonus shall be prorated to reflect the Effective Date; provided that, the annual bonus in respect of the 2020 calendar year shall be not less than $250,000. The Annual Bonus earned, if any, will be based on achievement of such individual and corporate performance goals as may be established with respect to each calendar year by the Board, and subject to (x) the Executive’s continuous employment with the Company through the last day of the calendar year for which the Annual Bonus is earned, and (y) such other terms and conditions established by the Board pursuant to its annual bonus programs as adopted from time to time. Any Annual Bonus shall be paid in cash in a lump sum after the end of the calendar year for which the Annual Bonus is earned and no later than March 15th following such calendar year.
(c)Annual Long-Term Incentive Compensation. During the Employment Term, the Executive shall be eligible to participate in the Company’s long-term incentive program for its executive officers. Commencing in 2021 and in each calendar year of the Employment Term thereafter at such time as long-term equity incentive awards are

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granted to similarly situated executive officers of the Company, the Company shall grant to Executive a long-term equity incentive award having a target value at grant equal to $425,000 (the “Annual Equity Award”). The Annual Equity Award will have such terms and conditions as determined by the Board or its Compensation Committee from time to time. The terms and conditions of the Annual Equity Award will be evidenced by award agreements to be entered into between the Company and the Executive at the time that the Annual Equity Award is granted, and will be subject to the terms and provisions of the Company’s equity incentive plan in effect from time to time.
(d)Sign-on Cash Bonus. Within thirty (30) days following the Effective Date, the Executive shall be paid a lump sum cash sign-on bonus of $500,000; provided that, Executive shall repay to the Company the gross amount of such sign-on bonus if, prior to the one-year anniversary of the Effective Date, Executive terminates Executive’s employment without Good Reason or is terminated by the Company for Cause (each, as defined below).
(e)Sign-on Equity Grant. Within thirty (30) days following the Effective Date, the Executive shall be granted a number of restricted common shares of the Company, trading under the ticker symbol “TPRE” on the New York Stock Exchange, having a grant date fair market value equal to $500,000 (the “Sign-on Restricted Share Award”). The Sign-on Restricted Share Award shall vest in five equal installments on each anniversary of the Effective Date, subject to the Executive’s continued employment through each such vesting date; provided that, if the Executive’s employment is terminated pursuant to Section 5(a)(iv), 5(a)(v) or 5(a)(vii) hereof, the Sign-on Restricted Share Award shall become fully vested as of such termination of employment. The terms and conditions of the Sign-on Restricted Share Award will be evidenced by award agreements to be entered into between the Company and the Executive at the time that the Annual Equity Award is granted, and will be subject to the terms and provisions of the Third Point Reinsurance Limited Omnibus Incentive Plan.
(f)Benefits. During the Employment Term, the Executive shall be entitled to participate in employee benefit plans, policies, programs, and arrangements as may be amended from time to time, on the same terms as similarly situated executives of the Company to the extent the Executive meets the eligibility requirements for any such plan, policy, program, or arrangement.
(g)Vacation. During the Employment Term, the Executive shall be entitled to receive twenty (20) days of paid vacation per year to be used and accrued in accordance with the Company’s policies as may be established from time to time.
(h)Expense Reimbursement. The Company shall reimburse the Executive for reasonable and documented business expenses incurred by the Executive during the Employment Term in accordance with the Company’s expense reimbursement policies then in effect. The Company shall reimburse the Executive his tax preparation, advisory and attorneys’ fees, as applicable, incurred in connection with the repayment of certain

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amounts to the Executive’s prior employer in an aggregate amount not to exceed $7,500 within thirty (30) days of the Executive’s submission of receipts for such fees.
4.Withholding. The Executive shall be solely responsible for taxes imposed on the Executive by reason of any compensation and benefits provided under this Agreement, and all such compensation and benefits shall be subject to applicable withholding.
5.Termination.
(a)Events of Termination. The Executive’s employment with the Company and the Employment Term shall terminate upon the earlier occurrence of any of the following events (the date of termination, the “Termination Date”):
(i)The termination of employment by reason of the Executive’s death.
(ii)The termination of employment by the Company for Cause.
(iii)The termination of employment by the Company for Disability.
(iv)The termination of employment by the Company other than for Cause or Disability.
(v)The termination of employment by the Executive for Good Reason.
(vi)The termination of employment by the Executive other than for Good Reason.
(vii)The provision by the Company to the Executive of a Non-Renewal Notice, and the employment of the Executive actually terminates thereafter.
(viii)The provision by the Executive to the Company of a Non-Renewal Notice, and the employment of the Executive actually terminates thereafter.
(b)Certain Definitions. For purposes of this Agreement:
(i)“Disability” shall mean: (A) the Executive’s disability as determined under the long-term disability plan of the Company as in effect from time to time; or (B) if no such plan is in effect, the inability of the Executive to perform his duties, services, and responsibilities hereunder by reason of a physical or mental infirmity, as reasonably determined by the Board, for a total of 180 days in any twelve-month period during the Employment Term.
(ii)“Cause” shall mean: (A) the willful failure of the Executive substantially to perform his duties or his negligent performance of such duties (other than any such failure due to the Executive’s physical or mental illness) that has caused or is reasonably expected to result in material injury to the Company or any of its affiliates; (B) the Executive having engaged in willful and serious misconduct that

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has caused or is reasonably expected to result in material injury to the Company or any of its affiliates; (C) a willful and material violation by the Executive of a Company policy that has caused or is reasonably expected to cause a material injury to the Company or any of its affiliates; (D) the willful and material breach by the Executive of any of his obligations under this Agreement; (E) failure by the Executive to timely comply with a lawful and reasonable direction or instruction given to him by the Board; or (F) Executive having been convicted of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony (or comparable crime in any jurisdiction that uses a different nomenclature); provided that in the case of clauses (A)–(E), the Company shall have given the Executive 20 days’ prior written notice of such action and, if such action is capable of being cured, the Executive shall not have cured such action to the reasonable satisfaction of the Company within such 20 day period.
(iii)“Good Reason” shall mean: (A) the assignment to the Executive of duties that are significantly different from, and that result in a substantial diminution of, the duties set forth in this Agreement; (B) a reduction in the rate of the Executive’s Base Salary (other than pursuant to a generally applicable reduction in salaries of senior executive officers); or (C) a material breach by the Company of this Agreement; provided that the Executive shall have given the Company written notice specifying in reasonable detail the circumstances claimed to constitute Good Reason within 30 days following the occurrence, without the Executive’s consent, of any of the events in clauses (A)–(C), and the Company shall not have cured the circumstances set forth in the Executive’s notice of termination within 20 days of receipt of such notice.
(c)Cooperation. In the event of termination of the Executive’s employment for any reason (other than death), the Executive agrees to cooperate with the Company and to be reasonably available to the Company for a reasonable period of time thereafter with respect to matters arising out of the Executive’s employment hereunder or any other relationship with the Company, whether such matters are business-related, legal, or otherwise. The Company shall reimburse the Executive for all expenses reasonably incurred by the Executive during such period in connection with such cooperation with the Company. Any such cooperation shall take into account any responsibilities to which the Executive is subject to a subsequent employer or otherwise.
(d)Resignation from All Positions. Upon termination of the Executive’s employment for any reason, the Executive shall be deemed to have resigned from any boards of, or other positions with, the Company (except that such deemed resignation shall not be construed to reduce the Executive’s economic entitlements under this Agreement arising by reason of such termination).
6.Termination Payments. The Executive shall be entitled to certain payments from the Company upon termination of his employment as follows:

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(a)Termination for Any Reason. In the event that the Executive’s employment is terminated for any reason, the Executive shall be entitled to receive: (i) any accrued and unpaid Base Salary as of the Termination Date; (ii) all accrued and unpaid benefits under any benefit plans, policies, programs, or arrangements in which the Executive participated as of the Termination Date in accordance with the applicable terms and conditions of such plans, policies, programs, or arrangements; and (iii) an amount equal to such reasonable and necessary business expenses incurred by the Executive in connection with the Executive’s employment on behalf of the Company on or prior to the Termination Date but not previously paid to the Executive (the “Accrued Compensation”).
(b)Termination for Death or Disability. In the event that the Executive’s employment is terminated pursuant to Section 5(a)(i) or 5(a)(iii) hereof, the Executive shall be entitled to receive: (i) the Accrued Compensation; and (ii) a pro rata Annual Bonus, determined as the product of (x) the Annual Bonus to which the Executive would have been entitled under Section 3(b) hereof had he remained employed through the end of the calendar year in which the Termination Date occurs, multiplied by (y) a fraction, the numerator of which is the total number of days the Executive is employed by the Company in the calendar year in which the Termination Date occurs, and the denominator of which is 365 (the “Pro Rata Bonus”). Any Pro Rata Bonus shall be paid in cash in a lump sum after the end of the calendar year in which the Termination Date occurs and no later than March 15th following such calendar year.
(c)Termination without Cause or for Good Reason; Non-renewal by the Company. In the event that the Executive’s employment is terminated pursuant to Section 5(a)(iv), 5(a)(v) or 5(a)(vii) hereof, the Executive shall be entitled to receive: (i) the Accrued Compensation; (ii) the Pro Rata Bonus, payable in cash in a lump sum after the end of the calendar year in which the Termination Date occurs and no later than March 15th following such calendar year; (iii) severance pay equal to twelve (12) months of Base Salary at the rate in effect on the Termination Date, payable as provided in the next following sentence; and (iv) twelve (12) months of continued medical and life insurance benefits at the same premium rate that active employees pay for such coverage, with such life insurance benefits payable as provided in the last sentence of this Section 6(c). The severance pay contemplated by clause (iii) of the immediately preceding sentence shall be paid as follows: an amount equal to twelve (12) months of Base Salary shall be paid in twelve (12) monthly installments over the twelve (12) months following the Termination Date (and subject to Section 6(d), the first of such installments shall be paid on the 30th day following the Termination Date). The life insurance premium contributions contemplated by clause (iv) of this Section 6(c) shall be paid as follows: (x) any premium contributions required to be made during the twelve (12) months following the Termination Date shall be paid upon such required contribution payment dates.
(d)Release; Full Satisfaction. Notwithstanding any other provision of this Agreement, no severance pay shall become payable under this Agreement unless and until the Executive executes a general release of claims in form and manner reasonably

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satisfactory to the Company, including where relevant a release of any statutory claims, and such release has become irrevocable within 30 days following the Termination Date; provided that the Executive shall not be required to release any indemnification rights. The payments to be provided to the Executive pursuant to this Section 6 upon termination of the Executive’s employment shall constitute the exclusive payments in the nature of severance or termination pay or salary continuation that shall be due to the Executive upon a termination of employment, and shall be in lieu of any other such payments under any plan, program, policy, or other arrangement that has heretofore been or shall hereafter be established by the Company.
7.Executive Covenants.
(a)Confidentiality. The Executive agrees and understands that in the Executive’s position with the Company, the Executive will be exposed to and will receive information relating to the confidential affairs of the Company and its respective subsidiaries (together, as of any such date, the “Company Group”), including but not limited to, technical information, intellectual property, business and marketing plans, strategies, customer information, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company Group, and other forms of information considered by the Company Group reasonably and in good faith to be confidential and in the nature of trade secrets (“Confidential Information”). The Executive agrees that during the Employment Term and thereafter, the Executive will not, other than on behalf of the Company, disclose such Confidential Information, either directly or indirectly, to any third person or entity without the prior written consent of the Company; provided that disclosure may be made to the extent required by law, regulation, or order of a regulatory body, in each case so long as the Executive gives the Company as much advance notice of the disclosure as possible to enable the Company to seek a protective order, confidential treatment, or other appropriate relief. This confidentiality covenant has no temporal, geographical, or territorial restriction. Upon termination of the Employment Term, the Executive will promptly supply to the Company (i) all property of the Company up and (ii) all notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data, or any other tangible product or document containing Confidential Information produced by, received by, or otherwise submitted to the Executive during or prior to the Employment Term. Any material breach of the terms of this paragraph shall be considered Cause.
(b)Noncompetition. By and in consideration of the Company entering into this Agreement and the payments to be made and benefits to be provided by the Company hereunder, and further in consideration of the Executive’s exposure to the proprietary information of the Company Group, the Executive agrees that the Executive will not, during the Noncompetition Term (as defined below), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including but not limited to holding any position as a shareholder, director, officer, consultant,

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independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided that in no event shall ownership of less than 1% of the outstanding equity securities of any issuer whose securities are registered under the Securities and Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 7(b). Following termination of the Employment Term, upon request of the Company during the Noncompetition Term, the Executive shall notify the Company of the Executive’s then-current employment status. Any material breach of the terms of this paragraph shall be considered Cause.
(c)Nonsolicitation. During the Noncompetition Term, the Executive shall not, and shall not cause any other person to, (i) interfere with or harm, or attempt to interfere with or harm, the relationship of any member of the Company with any Restricted Person (as defined below), or (ii) endeavor to entice any Restricted Person away from the Company Group.
(d)Nondisparagement. During the Employment Term and thereafter, the Executive shall not make or publish any disparaging statements (whether written or oral) regarding the Company Group or any of its affiliates, directors, officers, or employees.
(e)Proprietary Rights. The Executive assigns all of the Executive’s interest in any and all inventions, discoveries, improvements, and patentable or copyrightable works initiated, conceived, or made by the Executive, either alone or in conjunction with others, during the Employment Term and related to the business or activities of the Company Group to the Company or its nominee. Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments, or other instruments that the Company shall in good faith deem necessary to apply for and obtain trademarks, patents, or copyrights of the United States or any foreign country or otherwise protect the interests of the Company Group therein. These obligations shall continue beyond the conclusion of the Employment Term with respect to inventions, discoveries, improvements, or copyrightable works initiated, conceived, or made by the Executive during the Employment Term.
(f)Remedies. The Executive agrees that any breach of the terms of this Section 7 would result in irreparable injury and damage to the Company Group for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of such breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach, threatened breach, or continued breach by the Executive and any and all persons or entities acting for or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to, the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants contained in this Section 7 are reasonable and necessary to protect the business of the Company Group because of the Executive’s access to Confidential Information and

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his material participation in the operation of such business. Should a court, arbitrator, or other similar authority determine, however, that any provisions of the covenants contained in this Section 7 are not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such covenants should be interpreted and enforced to the maximum extent to which such court or arbitrator deems reasonable or valid. The existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained in this Section 7.
(g)Notice Under Federal Defend Trade Secret Act. Executive is hereby notified in accordance with the Defend Trade Secrets Act that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or if the disclosure of a trade secret is made in a compliant or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation against the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to his attorney and use the trade secret information in the court proceeding if Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
(h)No Interference. Executive understands that nothing contained in this Agreement, including this Section 7, limits Executive’s ability to report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Financial Industry Regulatory Authority (FINRA) or any other federal, state or local governmental agency or commission (“Governmental Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Governmental Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Governmental Agency, including providing documents or other information, without notice to the Company.
(i)Certain Definitions. For purposes of this Agreement:
(i)The “Noncompetition Term” shall mean the period beginning on the date of this Agreement and ending twelve (12) months following the Termination Date.
(ii)“Restricted Enterprise” shall mean (x) on any date during the Employment Term, any person, corporation, partnership, or other entity that competes, directly or indirectly, in the Territory with any material business activity engaged in by any member of the Company Group on such date, and (y) on and after the Termination Date, any person, corporation, partnership, or other entity that otherwise competes, directly or indirectly, in the Territory with any

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material business activity engaged in by any member of the Company Group as of the Termination Date.
(iii)“Restricted Person” shall mean any person who at any time during the Employment Term was an employee or customer of any member of the Company Group, or otherwise had a material business relationship with any member of the Company Group.
(iv)The “Territory” shall mean, as of any date, (x) the geographic markets in which the business of the Company Group is then being conducted by the Company Group and (y) any other geographic market as to which the Company Group has, during the 12 months preceding such date, devoted more than de minimis resources as a prospective geographic market for the business of the Company Group.
8.Executive’s Representations. The Executive represents to the Company that the Executive’s execution and performance of this Agreement does not violate any agreement or obligation (whether or not written) that the Executive has with or to any person or entity including, but not limited to, any prior employer. The Executive further represents that he has provided the Company with true, correct and complete copies of all documentation related to his employment with his former employer in place as of the date of this Agreement. In the event of a determination by the Board that the Executive is in material breach of these representations, the Company may terminate the Executive’s employment, and any such termination shall be considered a termination for Cause pursuant to Section 5(a)(ii).
9.Directors & Officers Insurance. The Company shall maintain directors and officers liability insurance in commercially reasonable amounts (as determined by the Board), and the Executive shall be covered under such insurance to the same extent as other directors and officers of the Company. The Executive shall continue to be covered by such insurance for six years following the Executive’s termination of employment for any reason.
10.No Waiver of Rights. The failure to enforce at any time the provisions of this Agreement or to require at any time performance by any other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of any party to enforce each and every provision in accordance with its terms.
11.Notices. Every notice relating to this Agreement shall be in writing and shall be given by personal delivery, by email, by a reputable same-day or overnight courier service (charges prepaid), by registered or certified mail, postage prepaid, return receipt requested, or by facsimile to the recipient with a confirmation copy to follow the next day to be delivered by personal delivery or by a reputable same-day or overnight courier service to the appropriate party’s address or fax number below (or such other address and fax number as a party may designate by notice to the other party):

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If to the Executive:	To the Executive at the address most recently contained in the Company’s records.
If to the Company:	Third Point Reinsurance Ltd. Point House 3 Waterloo Lane Pembroke HM 08, Bermuda Attn: General Counsel Email:
12.Binding Effect/Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates and successors (including, without limitation, by way of merger), and assigns. Notwithstanding the provisions of the immediately preceding sentence, the Executive shall not assign all or any portion of this Agreement without the prior written consent of the Company.
13.Entire Agreement. This Agreement (together with the Subscription Agreement and the Option Agreement) sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter, including but not limited to the Offer Letter, dated as of November 2, 2020, by and between the Company and the Executive.
14.Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.
15.Governing Law; Consent to Jurisdiction and Wavier of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without reference to the principles of conflict of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the Federal and state courts of New York State located in New York County in respect of the interpretation and enforcement of the provisions of this Agreement. Each party hereby waives and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation and enforcement hereof, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. Each party hereby consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of any such action, suit, or proceeding and agrees that the mailing of process or other papers in connection with any such action, suit, or proceeding in the manner provided in Section 11 or in such other manner as may be permitted by law shall be valid and sufficient service thereof. EACH PARTY FURTHER ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES,AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OR ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT. Each party certifies and

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acknowledges that (A) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (B) each such party understands and has considered the implications of this waiver, (C) each such party makes this waiver voluntarily, and (D) each such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 15.
16.Modifications and Waivers. No provision of this Agreement may be modified, altered, or amended except by an instrument in writing executed by the parties hereto. No waiver by any party hereto of any breach by any other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.
17.Headings. The headings contained herein are solely for the purposes of reference, are not part of this Agreement, and shall not in any way affect the meaning or interpretation of this Agreement.
18.Section 280G of the Code.
(a)In the event that any of the payments or benefits made or provided to or for the benefit of, or that may be made or provided to or for the benefit of, the Executive in connection with a change in control or an effective change in control (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)) or the Executive’s termination of employment, whether under this Agreement or any other agreement, plan, program and arrangement of the Company, the Company and their respective affiliates (all such payments collectively referred to herein as the “Aggregate Payments”) is determined to constitute “parachute payments” within the meaning of Section 280G of the Code, and would, but for this Section 18(a) would be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the Aggregate Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the Aggregate Payment after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the Aggregate Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under clause (i) above is less than the amount under clause (ii) above will the Aggregate Payments be reduced to the minimum extent necessary to ensure that no portion of the Aggregate Payments is subject to the Excise Tax. “Net Benefit” will mean the present value of the Aggregate Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this Section 18(a) shall be made in a manner determined by the Company that is consistent with the requirements of Section 409A of the Code.
(b)All calculations and determinations under this Section 18 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 18, the Tax Counsel may rely on reasonable,

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good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 18.
19.Applicability of Section 409A and Section 457A of the Code.
(a)Generally. This Agreement is intended to comply with Sections 409A and 457A of the Code and the Treasury Regulations and IRS guidance thereunder (collectively referred to as “Section 409A” and “Section 457A,” respectively). Notwithstanding anything to the contrary, this Agreement shall, to the maximum extent possible, be administered, interpreted, and construed in a manner consistent with Section 409A and Section 457A. If any provision of this Agreement provides for payment within a time period, the determination of when such payment shall be made within such time period shall be solely in the discretion of the Company. Each installment of payments (if any) provided for under this Agreement shall be treated as a “separate payment” for purposes of Section 409A. The Executive and the Company agree to cooperate in good faith and to use commercially reasonable efforts to restructure any payments or benefits contemplated under this Agreement or otherwise to the extent necessary to avoid subjecting the Executive to any tax, penalty or interest pursuant to Section 409A or Section 457A.
(b)Reimbursements. To the extent that any reimbursement, fringe benefit, or other, similar plan or arrangement in which the Executive participates during the Employment Term or thereafter provides for a “deferral of compensation” within the meaning of Section 409A, (i) the amount of expenses eligible for reimbursement provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year; (ii) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit; and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses.
(c)Termination Payments. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Executive’s employment shall be made unless and until the Executive incurs a “separation from service” within the meaning of Section 409A. In addition, with respect to any payments or benefits subject to Section 409A, reference to Executive’s “termination of employment” (and corollary terms) from the Company shall be construed to refer to the Executive’s “separation from service” (as determined under Treas. Reg. Section 1.409A-1(h), as uniformly applied by the Company) from the Company. Notwithstanding anything to the contrary contained herein, if the Executive is

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a “specified employee” within the meaning of Section 409A, and if any or all of the payments or the continued provision of any benefits under Section 6 or any other provision of this Agreement are subject to Section 409A and payable upon a separation from service, then such payments or benefits that the Executive would otherwise be entitled to receive during the first six months after termination of employment shall be accumulated and paid or provided on the first business day after the six-month anniversary of termination of employment (or within 30 days following the Executive’s death, if earlier) in a single lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
20.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by authority of its Board of Directors, and the Executive has hereunto set his hand, in each case effective as of the day and year first above written.
THIRD POINT REINSURANCE LIMITED
/s/ Sid Sankaran
By:
    Name: Sid Sankaran
    Title: Chairman
EXECUTIVE
/s/Ming Zhang

Ming Zhang